SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Granite Real Estate Investment Trust Granite REIT Inc.
(Name of Issuer)

Stapled Units, no par value per unit
(Title of Class of Securities)

387437114
(CUSIP Number)

Zachary George

FrontFour Capital Group LLC

35 Mason Street, 4th Floor

Greenwich, Connecticut 06830

(203) 274-9050

Samir A. Manji

Sandpiper Asset Management Inc.

200 Burrard Street, Suite 1670,

Vancouver, British Columbia V6C 3L6

(604) 558-4885

Walied Soliman, Esq.

Heidi Reinhart, Esq.

Norton Rose Fulbright Canada LLP

200 Bay Street, Suite 3800

Toronto, Ontario M5J 2Z4

(416) 216-4820

Aneliya Crawford, Esq.

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

(212) 756-2372

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

May 8, 2017
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. [ ]

(Page 1 of 20 Pages)

______________________________

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 387437114	SCHEDULE 13D	Page 2 of 20 Pages

1	NAME OF REPORTING PERSONS FrontFour Capital Group LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,065,376 (including options to purchase 374,800 Stapled Units)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,065,376 (including options to purchase 374,800 Stapled Units)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,065,376 (including options to purchase 374,800 Stapled Units)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 2.26%
14	TYPE OF REPORTING PERSON IA

CUSIP No. 387437114	SCHEDULE 13D	Page 3 of 20 Pages

1	NAME OF REPORTING PERSONS FrontFour Value Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 703,500
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 703,500
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 703,500
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 1.49%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 387437114	SCHEDULE 13D	Page 4 of 20 Pages

1	NAME OF REPORTING PERSONS FrontFour Value GP Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Columbia, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 703,500
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 703,500
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 703,500
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 1.49%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 387437114	SCHEDULE 13D	Page 5 of 20 Pages

1	NAME OF REPORTING PERSONS FrontFour Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 641,357 (including options to purchase 230,600 Stapled Units)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 641,357 (including options to purchase 230,600 Stapled Units)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 641,357 (including options to purchase 230,600 Stapled Units)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 1.36%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 387437114	SCHEDULE 13D	Page 6 of 20 Pages

1	NAME OF REPORTING PERSONS FrontFour Opportunity Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Columbia, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 26,624 (including options to purchase 16,200 Stapled Units)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 26,624 (including options to purchase 16,200 Stapled Units)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 26,624 (including options to purchase 16,200 Stapled Units)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) Less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 387437114	SCHEDULE 13D	Page 7 of 20 Pages

1	NAME OF REPORTING PERSONS FrontFour Capital Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Columbia, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 26,624 (including options to purchase 16,200 Stapled Units)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 26,624 (including options to purchase 16,200 Stapled Units)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 26,624 (including options to purchase 16,200 Stapled Units)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) Less than 1%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 387437114	SCHEDULE 13D	Page 8 of 20 Pages

1	NAME OF REPORTING PERSONS Stephen Loukas
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,795,500 (including options to purchase 391,000 Stapled Units)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,795,500 (including options to purchase 391,000 Stapled Units)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,795,500 (including options to purchase 391,000 Stapled Units)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 3.81%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 387437114	SCHEDULE 13D	Page 9 of 20 Pages

1	NAME OF REPORTING PERSONS David A. Lorber
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,795,500 (including options to purchase 391,000 Stapled Units)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,795,500 (including options to purchase 391,000 Stapled Units)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,795,500 (including options to purchase 391,000 Stapled Units)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 3.81%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 387437114	SCHEDULE 13D	Page 10 of 20 Pages

1	NAME OF REPORTING PERSONS Zachary George
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,795,500 (including options to purchase 391,000 Stapled Units)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,795,500 (including options to purchase 391,000 Stapled Units)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,795,500 (including options to purchase 391,000 Stapled Units)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 3.81%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 387437114	SCHEDULE 13D	Page 11 of 20 Pages

1	NAME OF REPORTING PERSONS Sandpiper Asset Management Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,124,075
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,124,075
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,124,075
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 2.39%
14	TYPE OF REPORTING PERSON IA

CUSIP No. 387437114	SCHEDULE 13D	Page 12 of 20 Pages

1	NAME OF REPORTING PERSONS Sandpiper Real Estate Fund Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Columbia, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 255,225
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 255,225
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 255,225
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) Less than 1%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 387437114	SCHEDULE 13D	Page 13 of 20 Pages

1	NAME OF REPORTING PERSONS Stone Opportunity Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Columbia, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 868,850
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 868,850
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 868,850
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 1.84%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 387437114	SCHEDULE 13D	Page 14 of 20 Pages

1	NAME OF REPORTING PERSONS Sandpiper GP Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,124,075
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,124,075
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,124,075
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 2.39%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 387437114	SCHEDULE 13D	Page 15 of 20 Pages

1	NAME OF REPORTING PERSONS Samir A. Manji
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,124,075
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,124,075
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,124,075
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 2.39%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 387437114	SCHEDULE 13D	Page 16 of 20 Pages

1	NAME OF REPORTING PERSONS Salim Aziz Manji
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,124,075
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,124,075
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,124,075
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 2.39%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 387437114	SCHEDULE 13D	Page 17 of 20 Pages

This Amendment No. 1 (“Amendment No. 1”) amends and supplements the statement on Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on May 2, 2017 (the “Original Schedule 13D” and, together with Amendment No. 1, the “Schedule 13D”), with respect to the Stapled Units, consisting of (i) one unit, no par value per unit, of Granite Real Estate Investment Trust, an Ontario real estate investment trust (the “REIT”), and (ii) one common share, no par value per share, of Granite REIT Inc., a British Columbia corporation (the “GP”). Capitalized terms used herein and not otherwise defined in this Amendment No. 1 have the meanings set forth in the Schedule 13D. This Amendment No. 1 amends Items 4 and 7 as set forth below.

Item 4.	PURPOSE OF TRANSACTION

Item 4 of the Schedule 13D is hereby amended and supplemented by the addition of the following:

On May 8, 2017, the Reporting Persons issued a press release (the “May 8 Press Release”) discussing what the Reporting Persons believe to be the serious problems at the REIT and the GP, outlining their recommendations to address such problems and stating their intention to nominate independent trustees and directors for election to the board of trustees of the REIT and the board of directors of the GP, respectively, at the upcoming joint Annual General Meetings of the REIT unitholders and the GP shareholders to be held on June 15, 2017. In the May 8 Press Release, the Reporting Persons included a link to a presentation in which they further describe their beliefs and recommendations regarding the REIT and the GP (the “May 8 Presentation”). The foregoing summaries of the May 8 Press Release and the May 8 Presentation are qualified in their entirety by reference to the full text of the May 8 Press Release and the May 8 Presentation, copies of which are attached hereto as Exhibits 3 and 4, respectively, and are incorporated by reference herein.

Item 7.	EXHIBITS

Item 7 of the Schedule 13D is hereby amended and supplemented by the addition of the following:

Exhibit	Description
3	Press Release, dated May 8, 2017.
4	Presentation, dated May 8, 2017.

CUSIP No. 387437114	SCHEDULE 13D	Page 18 of 20 Pages

SIGNATURES

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATE: May 8, 2017

FRONTFOUR CAPITAL GROUP LLC

By:	/s/ Zachary George
Name: Zachary George
Title: Managing Member

FRONTFOUR VALUE FUND

By:	FrontFour Value GP Inc., its general partner

By:	/s/ Zachary George
Name: Zachary George
Title: Director

FRONTFOUR VALUE GP INC.

By:	/s/ Zachary George
Name: Zachary George
Title: Director

FRONTFOUR MASTER FUND, LTD.

By:	FrontFour Capital Group LLC., its investment manager

By:	/s/ Zachary George
Name: Zachary George
Title: Managing Member

FRONTFOUR OPPORTUNITY FUND

By:	FrontFour Capital Corp., its investment manager

By:	/s/ Zachary George
Name: Zachary George
Title: Principal

CUSIP No. 387437114	SCHEDULE 13D	Page 19 of 20 Pages

FRONTFOUR CAPITAL CORP.

By:	/s/ Zachary George
Name: Zachary George
Title: Principal

By:	/s/ Stephen Loukas
Name: Stephen Loukas

By:	/s/ David A. Lorber
Name: David A. Lorber

By:	/s/ Zachary George
Name: Zachary George

SANDPIPER ASSET MANAGEMENT INC.

By:	/s/ Samir A. Manji
Name: Samir A. Manji
Title: Chief Executive Officer

SANDPIPER REAL ESTATE FUND LIMITED PARTNERSHIP

By:	Sandpiper GP Inc., its general partner

By:	/s/ Samir A. Manji
Name: Samir A. Manji
Title: Chief Executive Officer

STONE OPPORTUNITY LIMITED PARTNERSHIP

By:	Sandpiper GP Inc., its general partner

By:	/s/ Samir A. Manji
Name: Samir A. Manji
Title: Chief Executive Officer

CUSIP No. 387437114	SCHEDULE 13D	Page 20 of 20 Pages

SANDPIPER GP INC.

By:	/s/ Samir A. Manji
Name: Samir A. Manji
Title: Chief Executive Officer

By:	/s/ Samir A. Manji
Name: Samir A. Manji

By:	/s/ Salim Aziz Manji
Name: Salim Aziz Manji